EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman
Executive Vice President and	Investor Relations
Chief Financial Officer	StreetConnect, Inc.
LaCrosse Footwear, Inc.	800-654-3517
503-262-0110 ext. 1331	BOOT@stct.com
LACROSSE FOOTWEAR ANNOUNCES
PLANS FOR NEW DANNER FACTORY
Expands U.S. Production Capacity;
Extends Tradition of Highest Standards of Craftsmanship;
Provides Operating Efficiencies
Portland, Ore.— February 10, 2010 — LaCrosse Footwear, Inc. (Nasdaq: BOOT), a leading provider of premium, branded footwear for work and outdoor users, today announced its plans to move into a new Danner® factory in Portland, Oregon.
The new Danner® facility will be located in an industrial building approximately one mile from the Company’s corporate headquarters. The new factory will be approximately 59,000 square feet, representing twice the square footage of the Company’s existing Portland-based factory which is being replaced.
“Our new, world-class production facility will significantly increase our capacity to meet the growing worldwide demand from our many customers in the work, military, law enforcement, outdoor recreation, hunting and Japanese markets who depend on our U.S.-manufactured Danner® footwear being crafted to the very highest standards,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “Danner® is an iconic brand, whose boots have been hand-crafted in Portland since 1933, incorporating the highest standards of design, materials and construction. Our new facility will enable us to extend this great tradition of superior craftsmanship.
“Furthermore, we expect this state-of-the-art facility will allow us to continue to innovate with new footwear designs and production processes by expanding our overall capabilities and capacity. The new factory will also improve our operating efficiencies by incorporating the latest lean manufacturing techniques to meet at-once demand. This is an important step in the continued growth of our business.”
The new facility’s lease is scheduled to begin during the second quarter of 2010 for a term of approximately five years with options to extend the lease for up to 15 more years. DP Partners is serving as the developer for the project. LaCrosse expects to begin production in the new facility in the third quarter of 2010. During 2010, the Company expects total capital expenditures to be approximately $8 to $9 million, which includes leasehold improvements and machinery for the new factory facility. During the transition period from the current factory to the new facility, the Company plans for certain one-time costs of approximately $0.5 million which are expected to be included in its operating expenses in the second and third quarters of 2010.

About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work consumers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, military services and other occupations that require high-performance and protective footwear as a critical tool for the job. Outdoor consumers include people active in hunting, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.
Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation statements concerning the anticipated favorable impact of this new factory on the Company’s future results of operations in the areas of additional capacity, innovation and production capabilities, anticipated capital expenditures and one-time operating expenses and operating efficiencies are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “target,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could” and other terms of similar meaning, typically identify such forward-looking statements. The Company assumes no obligation to update or revise any forward-looking statements to reflect the occurrence or non-occurrence of future events or circumstances.
Forward-looking statements are based on certain assumptions and expectations of future events and trends that are subject to risks and uncertainties. Risk factors and other uncertainties which may directly impact the outcome of such forward-looking statements included in this release, each of which are included in our 2008 Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q for 2009, include the following:
•	Permits and approvals by government agencies could delay or stop the project plans for the new Danner factory.

•	Uncertainties related to our sales to the U.S. military, which may not continue at the current levels.

•	Deterioration in the general business environment and lack of growth in consumer spending, which could impact both the financial stability of our domestic and international retail channel base and require additional price discounts for retailers and direct consumers.
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